CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

For The Year Ended December 31, 2003 and the Period from
May 31, 2002 (Date of Inception) to December 31, 2002 (Audited) and
For the Six Months Ended June 30, 2004 and 2003 (Unaudited)

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets	2-3
Consolidated Statements of Operations	4
Consolidated Statements of Stockholders’ Deficiency	5
Consolidated Statements of Cash Flows	6-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	8-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Cornerstone Services Group, Inc.

We have audited the accompanying consolidated balance sheet of Cornerstone Services Group, Inc. and Subsidiary as of December 31, 2003 and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the year ended December 31, 2003 and the period from May 31, 2002 (date of inception) to December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cornerstone Services Group, Inc. and Subsidiary as of December 31, 2003 and the results of their consolidated operations and their consolidated cash flows for the year ended December 31, 2003 and the period from May 31, 2002 (date of inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has had recurring losses since inception, has a working capital deficiency as of December 31, 2003 and is in arrears with its payroll tax obligations. These conditions raise substantial doubt about its ability to continue as going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

August 13, 2004
New York, New York

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003

	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$16,407	$25,588
Accounts receivable, less allowance for doubtful accounts	354,236	271,396
Inventory	387,463	581,230
Current portion of notes receivable	30,600	20,400
Other current assets	24,011	11,545

Total Current Assets	812,717	910,159
PROPERTY AND EQUIPMENT, Net	113,808	120,283
DEFERRED DEBT OFFERING COSTS	200,000	200,000
NOTES RECEIVABLE, Net of current portion	23,700	33,900
GOODWILL	88,058	88,058
INTANGIBLE ASSETS, Net of accumulated amortization	211,247	237,653

TOTAL ASSETS	$1,449,530	$1,590,053

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003

	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Convertible promissory notes	$476,500	$407,500
Convertible promissory notes - related parties	152,400	95,000
Accounts payable	1,039,204	518,837
Accrued expenses and other current liabilities	614,375	298,175
Current maturities of long-term debt	194,036	157,495
Notes payable - related parties	107,528	134,105

Total Current Liabilities	2,584,043	1,611,112
LONG-TERM DEBT, Less current maturities	180,850	247,502
NOTES PAYABLE - RELATED PARTIES,
Less current maturities	400,000	400,000

TOTAL LIABILITIES	3,164,893	2,258,614

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY
Common stock - $.001 par value; 100,000,000
shares authorized; 47,594,320 and 45,606,820
shares issued and outstanding at June 30, 2004
and December 31, 2003, respectively	47,594	45,607
Additional paid in capital	457,314	239,448
Accumulated deficit	(2,220,271)	(953,616)

TOTAL STOCKHOLDERS’ DEFICIENCY	(1,715,363)	(668,561)

TOTAL LIABILITIES AND
STOCKHOLDERS’ DEFICIENCY	$1,449,530	$1,590,053

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30,		For the Year Ended December 31, 2003	For the Period from May 31, 2002 (Inception) to December 31, 2002
	2004	2003

	(Unaudited)
NET SALES	$2,385,119	$—	$2,556,902	$—
COST OF SALES	1,577,643	—	1,586,691	—

GROSS MARGIN	807,476	—	970,211	—

OPERATING EXPENSES
Compensation costs and related benefits	1,117,412	134,864	1,161,236	102,418
Compensatory element of stock issuances	77,513	—	—	—
Occupancy costs	187,592	17,279	154,304	13,227
Professional fees	170,014	52,807	148,780	59,167
Depreciation and amortization	48,341	1,647	53,145	788
Other operating expenses	217,647	29,720	62,578	45,874
Loss on store closing and business casualty	201,567	—	—	—

TOTAL OPERATING EXPENSES	2,020,086	236,317	1,580,043	221,474

OPERATING LOSS	(1,212,610)	(236,317)	(609,832)	(221,474)

OTHER INCOME (EXPENSE)
Interest expense	(54,045)	(16,567)	(84,977)	(5,483)
Other expenses	—	—	(10,100)	(21,750)

TOTAL OTHER EXPENSE	(54,045)	(16,567)	(95,077)	(27,233)

NET LOSS	$(1,266,655)	$(252,884)	$(704,909)	$(248,707)

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIENCY

For the Period from May 31, 2002 (Date of Inception) to June 30, 2004

			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficiency
	Common Stock
	Shares	Amount

Founders shares issued - May 31, 2002	36,469,298	$36,469	$(36,469)	$—	$—
Net loss	—	—	—	(248,707)	(248,707)

BALANCE - December 31, 2002	36,469,298	36,469	(36,469)	(248,707)	(248,707)
Issuance of shares for acquisitions on
June 30, 2003	9,137,522	9,138	275,917	—	285,055
Net loss	—	—	—	(704,909)	(704,909)

BALANCE - December 31, 2003	45,606,820	45,607	239,448	(953,616)	(668,561)
Compensatory stock issuances	1,987,500	1,987	75,526	—	77,513
Contributed capital	—	—	142,340	—	142,340
Net loss for six months ended June 30, 2004	—	—	—	(1,266,655)	(1,266,655)

BALANCE - June 30, 2004 (Unaudited)	47,594,320	$47,594	$457,314	$(2,220,271)	$(1,715,363)

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,		For the Year Ended December 31, 2003	For the Period from May 31, 2002 (Inception) to December 31, 2002
	2004	2003

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,266,655)	$(252,884)	$(704,909)	$(248,707)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	48,341	1,647	53,145	788
Compensatory element of stock issuances	77,513	—	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(82,840)	—	(25,347)	—
Inventory	193,767	—	(74,008)	—
Other current assets	(12,467)	6,000	12,036	(6,000)
Accounts payable	520,367	49,703	327,379	—
Accrued expenses and other current liabilities	316,200	(5,002)	223,863	59,804

NET CASH USED IN OPERATING
ACTIVITIES	(205,774)	(200,536)	(187,841)	(194,115)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(15,460)	(1,969)	(41,070)	(8,241)
Cash acquired from acquisitions	—	—	42,356	—
Notes receivable	—	—	6,300	—

NET CASH (USED IN) PROVIDED BY
INVESTING ACTIVITIES	(15,460)	(1,969)	7,586	(8,241)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings	—	—	117,544	—
Repayment of long-term term borrowing	(30,111)	—	(40,000)	—
Proceeds from convertible notes	176,400	126,500	221,500	281,000
Repayment of convertible notes	(50,000)	—	—	—
Advances from related parties	6,652	—	99,105	—
Repayment of advances from affiliates	(33,228)	—	(70,950)	—
Contributions of capital	142,340	—	—	—
Deferred debt offering costs	—	—	(200,000)	—

NET CASH PROVIDED BY
FINANCING ACTIVITIES	$212,053	$126,500	$127,199	$281,000

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

	For the Six Months Ended June 30,		For the Year Ended December 31, 2003	For the Period from May 31, 2002 (Inception) to December 31, 2002
	2004	2003

	(Unaudited)
NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	$(9,181)	$(76,005)	$(53,056)	$78,644
CASH AND CASH EQUIVALENTS - Beginning	25,588	78,644	78,644	—

CASH AND CASH EQUIVALENTS - Ending	$16,407	$2,639	$25,588	$78,644

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the periods for:
Interest	$11,115	$—	$45,976	$—
Income taxes	$—	$—	$—	$—

Non-cash investing and financing activities:

During the year ended December 31, 2003, the Company completed three business acquisitions. The transactions had the following non-cash impact on the consolidated balance sheet:

Accounts receivable	$246,049
Inventory	507,222
Other current assets	17,581
Property and equipment	98,499
Notes receivable	60,600
Intangible assets	352,117
Accounts payable	(191,458)
Accrued liabilities	(14,508)
Advances due to related parties	(105,950)
Long-term debt	(327,453)
Notes payable to sellers	(400,000)
Common stock issued to sellers	(285,055)

Cash Acquired from Acquisitions	$(42,356)

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 1 -	Business, Going Concern and Summary of Significant Accounting Policies

Nature of Business

Cornerstone Services Group, Inc. (the “Company”) was formed on May 31, 2002 as a holding company for purposes of investing its available funds in the long-term health care field. On June 30, 2003, the Company purchased three individual specialty pharmacy operations located in the Houston, Texas area (see Note 2). The acquired businesses sell prescription drugs and over-the-counter drugs through their six special pharmacy stores and through agreements with long-term care facilities.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization and satisfaction of liabilities and commitments in the normal course of business. The Company has had recurring losses since inception, has a working capital deficiency as of December 31, 2003 and is in arrears with its payroll tax liabilities. Management is seeking to secure additional capital raising in 2004 to accelerate growth and insure long-term viability. During the six months ended June 20, 2004, the Company received proceeds of $176,400 from the sale of convertible promissory notes and received capital contributions from its founding shareholders totaling $142,340.

The Company’s ability to continue as a going concern is dependent upon obtaining additional financing. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

Consolidation Policy

The financial statements include the accounts of the Company and its wholly-owned subsidiary, Diversacare, Inc. All material inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 1 -	Business, Going Concern and Summary of Significant Accounting Policies, continued

Unaudited Interim Information

The information presented as of June 30, 2004 and for the six-month periods ended June 30, 2004 and 2003 have not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to make the information not misleading. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results for the year ending December 31, 2004.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when purchased.

Accounts Receivable

Accounts receivable are stated net of an allowance for uncollectible accounts of $30,000 as of December 31, 2003 and $70,002 as of June 30, 2004. The balance primarily includes amounts due from third party providers (e.g., insurance companies and governmental agencies) and customers.

The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally three to five years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statement of operations in the period of disposal.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 1 -	Business, Going Concern and Summary of Significant Accounting Policies,
continued

Impairment of Long-Lived Assets

The Company groups and evaluates property and equipment and intangible assets excluding goodwill, for impairment at the individual store level, which is the lowest level at which individual cash flows can be identified. When evaluating assets for potential impairment, the Company first compares the carrying amount of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows used in this analysis are less than the carrying amount of the asset, an impairment loss calculation is prepared. The impairment loss calculation compares the carrying amount of the asset to the asset’s estimated future cash flows (discounted and with interest charges). If the carrying amount exceeds the asset’s estimated future cash flows (discounted and with interest charges), the loss is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts of those assets.

Goodwill

The Company has adopted the provisions of SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 is effective as to any business combination occurring after June 30, 2001 and certain transition provisions that affect accounting for business combinations prior to June 30, 2001 are effective as of the date SFAS No. 142 is applied in its entirety. Goodwill relating to acquisitions completed subsequent to June 30, 2001 is not amortized and is subject to impairment testing. In addition, effective January 1, 2002, the Company will no longer be required to amortize goodwill and certain other intangibles assets relating to acquisitions completed prior to July 1, 2001.

SFAS No. 142 provides, among other things, that goodwill and intangible assets with indeterminate lives shall not be amortized. Goodwill shall be assigned to a reporting unit and annually tested for impairment. Intangible assets with determinate lives shall be amortized over their estimated useful lives, with the useful lives reassessed continuously, and shall be assessed for impairment under the provisions of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. Goodwill is also assessed for impairment on an interim basis when events and circumstances warrant. The Company assesses whether an impairment loss should be recognized and measured by comparing the fair value of the “reporting unit” to the carrying value, including goodwill. If the carrying value exceeds fair value, then the Company will compare the implied fair value of the goodwill (as defined in SFAS No. 142) to the carrying amount of the goodwill. If the carrying amount of the goodwill exceeds the implied fair value, then the goodwill will be adjusted to the implied fair value.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 1 -	Business, Going Concern and Summary of Significant Accounting Policies,
continued

Inventory

Inventory is comprised of finished goods available for sale and is stated at the lower of cost or market utilizing the first-in, first-out (FIFO) method. Reserve for slow moving and obsolete inventory is based on historical experience and current product demand.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and accrued expenses and short-term debt, which approximate fair value because of their short maturities. The carrying amount of long-term debt approximates fair value due to the market rate of interest incurred by the Company. The fair value of the Company’s notes payable to shareholders and related parties are not reasonably determinable based on the related party nature of the transactions.

Revenue Recognition

The Company recognizes revenue from the sale of pharmacy prescriptions and other merchandise at the time of sale. Customer returns are immaterial.

Vendor Allowances

The Company accounts for vendor allowances under the guidance provided by the Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor”. Vendor allowances reduce the carrying cost of inventory unless they are specifically identified as a reimbursement for promotional programs and/or other services provided. Funds that are directly linked to advertising commitments are recognized as a reduction of advertising expense in the selling, general and administrative expenses when the related advertising commitment is satisfied. Any such allowances received in excess of the actual cost incurred also reduce the carrying cost of inventory. The total value of any upfront payments received from vendors that are linked to purchase commitments is initially deferred. The deferred amounts are then amortized to reduce cost of goods sold over the life of the contract based upon purchase volume. The total value of any upfront payments received from vendors that are not linked to purchase commitments is also initially deferred. The deferred amounts are then amortized to reduce cost of goods sold on a straight-line basis over the life of the related contract. The total amortization of these upfront payments was not material to the accompanying consolidated financial statements.

For the periods included in these consolidated financial statements, there were no vendor allowances received by the Company.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 1 -	Business, Going Concern and Summary of Significant Accounting Policies,
continued

Store Opening and Closing Costs

New store opening costs, other than capital expenditures, are charged directly to expense when incurred. When the Company closes a store, the present value of estimated unrecoverable costs, including the remaining lease obligation less estimated sublease income and the book value of abandoned property and equipment, are charged to expense.

Advertising Costs

Advertising costs are expensed when the related advertising takes place. Advertising costs, net of vendor funding, which is included in other operating expenses, were approximately $4,900 for the year ended December 31, 2003, $-0- for the period ended December 31, 2002 and amounted to approximately $9,500 and $-0- for the six months ended June 30, 2004 and 2003, respectively.

Income Taxes

The Company provides for federal and state income taxes currently payable, as well as for those deferred because of timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

Comprehensive Income

The Company has no material components of other comprehensive income and, accordingly, net loss and comprehensive loss are the same for all periods presented.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 1 -	Business, Going Concern and Summary of Significant Accounting Policies,
continued

Stock Compensation

The Company records stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and complies with the disclosure requirements of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for stock - based compensation - Transition and Disclosure, an amendment of FASB 123”, issued in December 2002. Under APB Opinion No. 25, compensation expense is based on the difference, if any, generally on the date of grant, between the fair value of our stock and the exercise price of the option. Equity instruments issued to non-employee vendors are recorded in accordance with the provisions of SFAS No. 123 and the EITF Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees from Acquiring, or in conjunction with Selling, Goods and Services”. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counter party’s performance is complete.

In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123.” This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also requires that those effects be disclosed more prominently by specifying the form, content and location of those disclosures. The Company has adopted the increased disclosure requirements of SFAS No. 148 during the year ended December 31, 2003.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 1 -	Business, Going Concern and Summary of Significant Accounting Policies,
continued

	For the Six Months Ended June 30,		For the Year Ended December 31,	For the Period from May 31, 2002 (Inception) to December 31,

	2004	2003	2003	2003

Net loss, as reported	$(1,266,655)	$(252,884)	$(704,909)	$(248,707)
Add: stock-based employee
compensation expense
included in reported loss	77,513	—	—	—
Less: total stock-based employee
compensation expense
determined under the fair
value-based method for
all awards	(77,513)	—	—	—

Proforma Net Loss	$(1,266,655)	$(252,884)	$(704,909)	$(248,707)

Stock Split

On June 2003, the Board of Directors declared a 3.885- for- 1stock split. All share data for all periods presented in these financial statements have been adjusted to reflect the stock split.

NOTE 2 -	Business Acquisitions

In June 30, 2003, as part of the Company’s long-term strategic plan, the Company acquired 100% interest in CarePharm, Inc. (“CarePharm”), Diversacare, Inc. (“Diversacare”) and LaPorte Apothecary, Inc. (“LaPorte”), (“the Pharmacy Operations”). The businesses are specialty pharmaceutical companies that operate in the retail and long-term care pharmaceutical industry. The Pharmacy Operations sell prescription drugs and over-the counter drugs through its six specialty pharmacy stores and agreements with long-term care facilities. The Company issued 9,137,522 shares of common stock valued at $285,055 and promissory notes totaling $400,000 as full consideration for the purchase price.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 2 -	Business Acquisitions, continued

The total purchase price included the issuance of 4,079,251 shares of common stock, valued at $196,598, and the issuance of a promissory note for $75,000 for CarePharm; the issuance of 2,692,306 shares of common stock, valued at $88,457, and the issuance of a promissory note for $125,000 for Diversacare; and the issuance of a promissory note for $200,000 and 2,365,965 shares of common stock, valued at $-0-, for LaPorte. The promissory notes are all due on December 31, 2005. The purchase price has been allocated to intangible assets, goodwill and net tangible assets based on independent appraisal of fair values (see Page 2 of the consolidated statements of cash flows). The total purchase price was allocated as follows:

	CarePharm	Diversacare	LaPorte	Total

Tangible assets acquired	$459,565	$193,766	$377,077	$1,030,408
Tangible liabilities assumed	303,764	47,438	346,268	697,470

Net tangible assets acquired	155,801	146,328	30,809	332,938
Customer lists/contracts	29,000	16,500	42,500	88,000
Covenant not-to-compete	57,898	33,565	84,596	176,059
Goodwill	28,899	17,064	42,095	88,058

Total	$271,598	$213,457	$200,000	$685,055

Cornerstone’s consolidated financial statements include the results of operations of the Pharmacy Operations effective July 1, 2003.

Amortization expense of other acquisition-related intangible assets acquired on June 30, 2003 under the business combinations totaled $26,406 for the year ended December 31, 2003 and $26,406 for the six months ended June 30, 2004.

The amortization period of the intangible assets acquired through business combinations is five years. Estimated amortization expense for acquisition-related intangible assets reflected on the December 31, 2003 balance sheet for the year ended December 31, is as follows:

2004	$52,812
2005	$52,812
2006	$52,812
2007	$52,812
2008	$26,405

It is expected that all of the goodwill will be deductible for income tax purposes over a 15-year period.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 2 -	Business Acquisitions, continued

In the Company’s annual analysis for goodwill impairment conducted in the third quarter of 2004, the Company concluded that it did not have any impairment of goodwill based on the then forecasted discounted cash flows. Accordingly, the carrying value of goodwill remained at $88,058.

The financial statements for the periods ended December 31, 2002 and June 30, 2003 do not include the results of operations of the acquired Pharmacy Operations and the financial statements for the year ended December 31, 2003 do not include the results of the acquired Pharmacy Operations for the six months ended June 30, 2003. The following summarizes the unaudited proforma results of operations for the periods discussed above, assuming the foregoing acquisitions had occurred on January 1 of each period presented:

	For the Six Months Ended June 30, 2003 (In Thousands)	For the Year Ended December 31, 2003 (In Thousands)	December 31, 2002 (In Thousands)

Revenues	$2,444	$5,001	$5,912
Net loss	$(479)	$(931)	$(260)

NOTE 3 -	Notes Receivable

On December 31, 2002, LaPorte entered into an agreement with Proscript, Inc. to sell its pharmacy operation, d/b/a Express Drugs located in Houston, Texas. The sales price was $66,000 and was evidenced by a promissory note of $66,000 payable to the Company. The sale principally included the store’s inventory, office equipment and the assumption of the rental space lease agreement.

Proscript, Inc. is to repay $66,000 at the rate of $1,700 per month, starting March 2003, until fully paid. The note is non-interest bearing and matures in September 2006.

NOTE 4 -	Property and Equipment, Net

Property and equipment at December 31, 2003 consists of the following:

Amount

Fixtures, equipment and vehicles	$147,810
Less: accumulated depreciation	27,527

Property and Equipment, Net	$120,283

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 4 -	Property and Equipment, Net, continued

Depreciation expense for the years ended December 31, 2003 and 2002 was $26,739 and $788, respectively, and $21,935 and $1,647 for the six months ended June 30, 2004 and 2003, respectively.

NOTE 5 -	Deferred Debt Offering Costs

On September 11, 2003, the Company deposited a non-refundable commitment fee of $200,000 to Lily Beter Capital Group, Ltd. (“LBCG”). The deposit provides the right for a period of two years through LBCG to proceed in closing a Merger/Acquisition with a public company. Under the terms of the agreement, the funds ($200,000) shall be used to fund certain expenses related to a Merger/Acquisition transaction and a proposed debt offering. In addition, LBCG has agreed to introduce to the Company various capital raising sources to proceed with a proposed future bond issue in accordance with certain conditions as defined under the Agreement.

In May of 2004, the Company signed an agreement to merge with a publicly-traded company (see Note 13). As of June 30, 2004, none of the $200,000 was used to fund any merger/acquisition costs.

NOTE 6 -	Convertible Promissory Notes

During the period from inception (May 31, 2002) through December 31, 2003, the Company issued various convertible promissory notes, which totaled $502,500, of which $95,000 was to related parties. The notes accrue interest at 10% per annum. The holders have the right to convert the principal and any unpaid accrued interest into shares of common stock upon the completion of a merger with a publicly-traded company at a per share value equal to one-fourth (1/4) of the closing price of the stock on the first day that the stock trades publicly, or the average trading price on the first day of public trading, whichever is lower.

The beneficial conversion feature of these debentures is contingent upon the completion of a merger transaction with a publicly-traded company. The beneficial conversion feature of $502,500 will be charged to interest expense upon the completion of a merger with a publicly-traded company (see Note 13).

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 7 -	Long-Term Debt

Long-term debt at December 31, 2003 consists of the following:

Toyota Corporation note at interest rate of 15.75%, monthly
payment of $325, due November 2007, collateralized by
vehicle.	$15,275

JP Morgan Chase note at interest rate of 10.75%, monthly
payment of $2,557, due September 2006, collateralized by
certain inventory and accounts receivable with certain
personal guaranty.	72,358

JP Morgan Chase SBA note at variable interest rate of 2%
above prime, monthly payment of $3,761 due November
2004.	31,915

Compass Bank note at interest rate of 6.00%, monthly
principal payment of $3,472, plus interest, due August
2006, collateralized by certain accounts receivable and
inventory.	114,583

GMAC note at interest rate of 11.99%, monthly payment of
$398, due April 2006, collateralized by vehicle.	9,538

JP Morgan Chase notes at interest rate of 8.99%, monthly
payment of $1,413, due May 2006, collateralized by
vehicles.	36,017

JP Morgan Chase note at variable interest rate of 2% above
prime, monthly payment of $1,956, due October 2007.	70,135

JP Morgan Chase note at 6.5% interest, monthly payment of
$1,780, due January 2007.	55,176

Total Long-Term Debt	404,997
Less: current maturities	157,495

Long-Term Debt, less Current Maturities	$247,502

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 7 -	Long-Term Debt, continued

Maturities of long-term debt over the next five years are as follows:

Years Ended December 31,	Amount

2004	$157,495
2005	128,581
2006	98,100
2007	20,821

$404,997

NOTE 8 -	Income Taxes

At December 31, 2003, the Company had approximately $900,000 of net operating loss carryforwards for income tax purposes, which expire as follows:

Year	Net Operating Losses

2023	$240,000
2024	660,000

$900,000

As of December 31, 2003, the Company has a deferred tax asset of approximately $324,000, representing the benefits of its net operating loss and certain expenses not currently deductible for tax purposes, principally related to the difference in tax basis of certain intangible assets. The Company’s deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the federal and state statutory tax rates of 36% and the Company’s effective federal tax rate of 0% is due to the increase in the valuation allowance of $238,000 (2003) and $86,000 (2002). The Company’s ability to utilize its carryforwards may be subject to an annual limitation in future periods, pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

NOTE 9 -	Commitments and Contingencies

Operating Lease Arrangements

The Company leases space, vehicles and office equipment under operating leases. The operating lease agreements include a base rent and are subject to certain escalation charges, as defined under each lease agreement.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 9 -	Commitments and Contingencies, continued

Future minimum rental payments, exclusive of escalation charges, under the above non-cancelable operating leases as of December 31, 2003 are as follows:

Year Ending December 31,	Amount

2004	$159,400
2005	111,400
2006	93,200
2007	53,900
2008	50,900

Total	$486,800

Rent expense under operating leases for the year ended December 31, 2003 and the period ended December 31, 2002 approximated $93,900 and $5,800, respectively. Rent expense for the six months ended June 30, 2004 and 2003 amounted to approximately $121,000 and $9,400, respectively. These costs are included as part of occupancy costs in the consolidated statement of operations.

Litigation

In the normal course of business the Company may be involved in legal proceedings in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance

NOTE 10 -	Related Party Transactions

The Company had outstanding $95,000 of convertible promissory notes due to various related parties at December 31, 2003. The terms of these notes are described in Note 6 to the consolidated financial statements.

At December 31, 2003, the Company had outstanding short and long-term non-interest bearing loans of $534,105 due to certain officers and related parties. In connection with the acquisition of CarePharm and Diversacare, the Company assumed debt due to certain of the stockholders of these entities, totaling $105,950, of which $70,950 was repaid during the six months ended December 31, 2003. As additional consideration for the acquisition of LaPorte, the Company issued a promissory note of $200,000 payable to a shareholder of LaPorte, $75,000 payable to the shareholders of CarePharm and $125,000 payable to the shareholders of Diversacare (see Note 2). During the year ended December 31, 2003, two stockholders of the Company advanced $99,105, which is payable on demand without interest. During the six months ended June 30, 2004, the balance was reduced by $33,228.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 10 -	Related Party Transactions, continued

Maturities of long-term debt due to related parties are as follows:

Year Ended December 31,	Notes Payable	Convertible Promissory Notes

2004	$134,105	$95,000
2005	400,000	—

Total	$534,105	$95,000

The related party interest expense in connection with related party debt amounted to approximately $16,600, $9,700 and $1,100 for the six months ended June 30, 2004 and for each of the years ended December 31, 2003 and 2002, respectively.

NOTE 11 -	Concentrations

The Company purchases substantially all of its inventory products from one principal supplier. If the supplier were to cease to supply these inventory products, management believes there are alternative vendors available to meet its inventory requirements.

For the year ended December 31, 2003 and the six months ended June 30, 2004, revenues billed to the Texas Department of Health Vendor Drug Program (“Medicaid”) for prescription drugs account for a total of approximately 46% of total consolidated revenues. At December 31, 2003 and June 30, 2004, amounts due from Medicaid approximated $48,000 and $29,000, respectively.

NOTE 12 -	New Accounting Pronouncements

On July 30, 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which is applied to exit or disposal activities initiated after December 31, 2002. This Statement nullifies existing guidance related to the accounting and reporting for costs associated with exit or disposal activities and requires that the fair value of a liability associated with an exit or disposal activity be recognized when the liability is incurred. Under previous guidance, certain exit costs were permitted to be accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. The adoption of this Statement did not have a material impact on the Company’s consolidated results of operations or financial position.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 12 -	New Accounting Pronouncements, continued

The Company adopted FASB Interpretation No. 45 (“FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, effective January 1, 2003. This interpretation requires certain guarantees to be recorded at fair value as opposed to the current practice of recording a liability only when a loss is probable and reasonably estimable. It also requires a guarantor to make enhanced disclosures concerning guarantees, even when the likelihood of making any payments under the guarantee is remote. The adoption of this Statement did not have a material impact on the Company’s consolidated results of operations or financial position.

The Company adopted FIN 46, “Consolidation of Variable Interest Entities” effective January 1, 2003. This interpretation requires a company to consolidate variable interest entities (“VIE”) if the enterprise is a primary beneficiary (holds a majority of the variable interest) of the VIE and the VIE possesses specific characteristics. It also requires additional disclosures for parties involved with VIEs. The adoption of this Statement did not have a material impact on the Company’s consolidated results of operations or financial position.

The Company adopted FIN 46, (Revised December 2003), “Consolidation of Variable Interest Entities”, effective January 1, 2004. This interpretation addresses how a business should evaluate controlling financial interest in an entity. FIN 46R replaces FASB Interpretation No. 46. The adoption of this Statement did not have a material impact on the Company’s consolidated results of operations or financial position.

The Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, effective June 15, 2003. This Statement requires certain instruments previously classified as equity on a company’s statement of financial position now be classified as liabilities. The adoption of this Statement did not have a material impact on the Company’s consolidated results of operations or financial position.

NOTE 13 -	Subsequent Events

Merger

In May of 2004, the Company signed an agreement to merge with a publicly-traded company, named USIP.com, Inc. (“USIP”). The shareholders of the Company will receive shares of common stock of USIP in exchange for their shares of common stock of the Company. Upon the completion of this merger, the shareholders of the Company will own approximately 75% of equity interest of USIP and will control the management and the board of directors of USIP. The completion of this merger is contingent on the satisfaction of certain conditions and a USIP shareholder vote.

CORNERSTONE SERVICES GROUP, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to June 30, 2004 and the
Six Months Ended June 30, 2004 and 2003)

NOTE 13 -	Subsequent Events, continued

Contribution to Capital

During the six months ended June 30, 2004, several of the Company’s shareholders contributed capital totaling $142,340.

Stock Issued for Services

During the six months ended June 30, 2004, the Company issued 1,987,500 shares of its common stock to employees for services rendered in 2004, valued at $77,513.

New Convertible Promissory Notes

During the six months ended June 30, 2004, the Company received proceeds from convertible notes totaling $176,400. These notes are identical to the convertible promissory notes described in Note 6.

Store Closing and Losses

During the six months ended June 30, 2004, the Company suffered a loss as a result of a burglary. The loss, net of insurance reimbursements, totaled $183,372.

In May of 2004, the Company sold one of its retail pharmacies resulting in a loss of $18,195. Revenue from this store for the preceding twelve months approximated $224,000.

In July of 2004, the Company sold one of its retail pharmacies resulting in an immaterial loss. Revenue from this store for the twelve months ended June 30, 2004 approximated $240,000.